EXHIBIT 4.36

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into on ___, 2007 between the following parties:

(1)   (hereinafter referred to as the “Transferor”),

ID#: ,

(2) Beijing Origin Seed Limited (hereinafter referred to as the “Transferee”),

Add: No.21 ShengMingYuan Road, Changping District, Beijing

Legal representative: Gengchen Han

The Transferor and the Transferee are hereinafter collectively referred to as “Both Parties” and individually as a “Party.”

WHEREAS:

(1) Until to the execution day of this Agreement, the Transferor is entitled to RMBxxxxx shares in the contribution of the registered capital, about % of the total shares of Jilin Changrong Hi-tech Seed Limited (hereinafter referred to as the “Jilin Changrong”),

(2) Transferor agrees to transfer (his/her) holdings of RMB shares of Jilin Changrong, under conditions set forth in this Agreement to the Transferee, aboutxxxxx % shares of Jilin Changrong; and the Transferee agrees to accept the  % shares under conditions set forth in this Agreement.

NOW THEREFORE, pursuant to the Company Law of the People's Republic of China and the Contract Law of the People's Republic of China and other relevant Chinese laws and regulations, through friendly negotiation between Transferor and Transferee, Both Parties enter into this Agreement regarding the foresaid share transfer under the following terms:

ARTICLE ONE DEFINITION

Except as provided otherwise in this Agreement, the following terms shall have the following meanings:

(1)“Share Transfer” refers to, the Transferor transfers (his/her) lawful holdings of  % shares of Jilin Changrong to the Transferee in accordance with this Agreement;

(2)“Target Shares” refers to the foresaid   % shares of Jilin Changrong;

(3)“Consideration” refers to the transfer price that shall be paid by the transferee to the transferor as provided in Article 3 of this Agreement;

(4)“Execution Day” refers to the date on which this Agreement formally signed and executed;

(5)“Transfer Completion Day” refers to the date when the Transferor transfers the Target Shares to the Transferee and Jilin Changrong fulfill the whole procedures of the shareholder’s changing;

(6)“Business Day” means a day (other than Saturday, Sunday or a public holiday) on which banks generally are open in the PRC for a full range of business;

ARTICLE TWO SHARE TRANSFER

2.1 The transferor agrees to transfer target shares to the transferee under conditions and in the manners set forth in this Agreement; the transferee agrees to accept target shares under the conditions and in the manners set forth in this Agreement.

2.2 This share transfer shall be the Share Cum Right Transfer, in which, until to the execution day of this Agreement, the whole accumulated profit of Jilin Changrong of the target shares shall be remained with the transferee, and the right and claim in any manners of the profit distribution of the target shares shall be surrendered by the transferor.

ARTICLE THREE CONSIDERATION AND PAYMENT

3.1 Both Parties agree, the consideration of the share transfer shall be RMB yuan (hereinafter referred to as the “consideration”).

3.2 Both Parties agree, the 50% consideration shall be paid by the transferee, to the designated bank account of the transferor within 3 days after the Execution Day; the other 50% consideration shall be paid within 3 days after the Transfer Completion Day.

ARTICLE FOUR OBLIGATIONS AND RIGHTS OF THE TRANSFEROR

4.1 The Transferor has qualification to transfer the Target Shares and to sign and perform this Agreement.

4.2 The transferor is the legal and beneficial owner of the target shares, and is entitled wholly and independently to dispose of the target shares; the target shares shall be clear of any pledge, contingent debt, and other potential liabilities, shall not be interfered with any dispute, arbitration, and lawsuit, shall not be limited by any priority or other kind of right.

4.3 The transferor has provided the transferee with authentic, integrity, and accurate financial report, legal documents and other necessary materials regarding asset, debt, and contingent debt of Jilin Changrong; and there is no event disclosed to transferee having material adverse effect on Jilin Changrong. Any statement and guarantee made by transferor herein, including any documents provided transferee with, shall not include any inauthentic statement of significant events, and shall not miss any significant events which will misguide the statement perhaps.

4.4 The transferor guarantees not to sign any contract or agreement conflicting with the Agreement, and not to transfer any right and obligation herein to any third party. From the Execution Day to the Transfer Completion Day, the transferor guarantees not to business with any third party for the target shares transfer, pledge, consign and so on, or sign any letter of intent, contract, memorandum, or contract and agreement including conditions against the target shares transfer.

4.5 The Transferor undertakes that it will take all necessary actions and steps to execute all necessary documents and perform this Agreement as soon as possible.

ARTICLE FIVE OBLIGATIONS AND RIGHTS OF THE TRANSFEREE

5.1 The Transferee has qualification to accept the Target Shares and to sign and perform this Agreement.

5.2 The Transferee undertakes to pay the consideration under this Agreement.

5.3 The Transferee undertakes not to sign any contract or agreement conflicting with this Agreement, and will not assign the rights and obligations to any third party under this Agreement.

5.4 From the Execution Day to the Transfer Completion Day, the transferee guarantees not to business with any third party for the target shares transfer, or sign any letter of intent, contract, memorandum and so on.

5.5 The Transferee undertakes that it will take all necessary actions and steps to execute all documents and perform this Agreement as soon as possible.

ARTICLE SIX TRANSACTION

6.1 Both Parties shall assign their personnel to go through procedures of the relevant registration of shareholders changing at the competent authorities, including the modification of the company charter of Jilin Changrong because of the shares transfer within 5 business days after the Execution day.

6.2 Each party shall bear its respective taxes, costs and expenses of consultation, drafting and performance of this Agreement.

ARTICLE SEVEN DEFAULT

7.1 Both parties shall abide by the Agreement strictly, after the execution of this Agreement, it constitutes a breach, if either party is in default, non-performance, or incomplete performance of this Agreement, or is in breach of any representation, warranty and undertaking of this Agreement. The breaching party shall bear all economic loss of the other party resulted from the breach, and the other party have right to terminate the Agreement.

ARTICLE EIGHT MISCELLANEOUS

8.1 This Agreement shall become effective after it is signed by both Parties’ legal representative (person in charge) or authorized representative and stamped with both Parties’ corporate seal.

8.2 Any dispute arising from the performance of this Agreement may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to bring a lawsuit at the People’s Court on the jurisdiction depends;

8.3 Any modification of the Agreement must be negotiated by both parties, and shall be effective after the relevant written modification agreement is signed by both parties. The termination of the Agreement may be in writing by consensus.

8.4 Any supplemental agreement may be executive regarding the relevant conditions of the Agreement, and the supplemental agreement has the same power to the Agreement

8.5 This Agreement is executed in four originals. Each Party hereto shall hold two with the same power.

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Party A:
/s/

Party B (corporate seal): Beijing Origin Seed Limited

/s/ CORPORATE SEAL

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han